UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

Perini Corporation

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-6314	04-1717070
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA	01701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 628-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 5, 2005, Perini Corporation (“Perini”) issued a press release announcing an underwritten public offering relating to the proposed sale by certain of its existing stockholders of approximately 5.0 million shares of its common stock. A copy of Perini’s press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

As previously disclosed in the Current Report on Form 8-K filed by Perini on November 30, 2005, on November 28, 2005 the U.S. District Court for the District of Columbia entered a $21.8 million judgment against two of Perini’s joint ventures in the matter of the Mergentime Corporation, et al. v. Washington Metropolitan Area Transit Authority (“WMATA”) v. Insurance Company of North America. The case concerned two subway construction contracts awarded by WMATA in 1985 and 1986 to two joint ventures of which Mergentime Corporation was a 60% managing partner and Perini was a 40% partner. The construction contracts were terminated by WMATA for cause in 1990. The court awarded WMATA $21,813,439 in damages, plus prejudgment interest. The court also awarded damages to the joint ventures of $200,442, plus prejudgment interest. Under the terms of the joint ventures, Perini and Mergentime are jointly and severally liable for the obligations of the joint ventures. Perini believes that Mergentime may be unable to fulfill its financial obligations to the joint ventures to satisfy any ultimate liability relating to this matter.

As a result of the judgment, Perini expects to record in the fourth quarter of 2005 a pre-tax charge of approximately $21.6 million plus an estimated amount of prejudgment interest to be determined. Calculation of the actual amount of prejudgment interest will depend upon the interest rate to be applied as well as the time from which prejudgment interest is determined to accrue and, based on these factors, the prejudgment interest could be material to Perini. However, due to the uncertainty relating to the variables involved in calculating an actual amount of prejudgment interest, Perini does not know at this time what the actual total amount of the pre-tax charge resulting from the judgment will be. Post-trial pleadings by the parties to the litigation are required to be filed by December 12, 2005. In connection with any post-trial pleadings that may be made by WMATA, it is likely that WMATA would assert a position as to the methodology by which prejudgment interest should be calculated in this matter. However, Perini will not be aware of the substance of WMATA’s post-trial pleadings, including any position that WMATA may take on the calculation of prejudgment interest, until any such pleadings are made.

Perini’s cash and cash equivalents balance as of September 30, 2005 was $100.1 million, although $44.3 million of that balance represents Perini’s share of joint venture cash which would not be available for payment of the WMATA judgment. Further, Perini’s amended and restated credit agreement provides for a $50 million revolving credit facility, of which $42.5 million was available as of November 30, 2005. If Perini were to be required to pay the WMATA judgment and the related prejudgment interest, Perini would need to utilize a significant amount of its revolving credit facility, if available, and/or its available cash and cash equivalents, which would have an adverse effect on Perini’s liquidity position.

In addition, Perini expects that as a result of the fourth quarter charge it may fail to comply with one or more of the financial covenants in its amended and restated credit agreement. However, Perini will not be able to make this determination until after the completion of the fourth quarter of 2005 and determination of the actual amount of the charge, including prejudgment interest, to be taken in connection with the litigation judgment.

In the event Perini does fail to comply with one or more financial covenants in its amended and restated credit agreement, Perini intends to seek a waiver of such failures from its lenders under the credit agreement. There can be no assurance that the lenders would agree to provide such a waiver and, if such a waiver were not provided, the lenders would not be required to lend any additional amounts to Perini and could elect to declare all of the outstanding obligations under the amended and restated credit agreement, together with accrued and unpaid interest and fees, to be immediately due and payable and require Perini to cash collateralize its letters of credit. If this were to occur, Perini would be required to apply a significant portion of its available cash to repay these amounts. As of November 30, 2005, Perini had outstanding under its amended and restated credit agreement a $30.0 million term loan, as well as $7.5 million of outstanding letters of credit. As a result, if Perini were to be required to repay all outstanding amounts under its amended and restated credit agreement and cash collateralize its letters of credit, it would be required to utilize a significant amount of its available cash and cash equivalents, which would have an adverse effect on Perini’s liquidity position.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press release dated December 5, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2005	PERINI CORPORATION

	By:	/S/ MICHAEL E. CISKEY
Michael E. Ciskey Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 5, 2005